As filed with the Securities and Exchange Commission on August 17, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STG GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3134302
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

11091 Sunset Hills Road, Suite 200

Reston, Virginia 20190

(Address of principal executive offices)

STG Group, Inc. 2015 Omnibus Incentive Plan

(Full title of the Plan(s))

Charles L. Cosgrove

Chief Financial Officer

STG Group, Inc.

11091 Sunset Hills Road, Suite 200

Reston, Virginia 20190

(703) 691-2480

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Lawrence T. Yanowitch, Esq.

Lawrence R. Bard, Esq.

Morrison & Foerster LLP

1650 Tysons Blvd., Suite 400

McLean, Virginia 22102

(703) 760-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	500,000 shares (1)	$0.80	$400,000.00	$46.36

(1)	Represents 500,000 shares reserved for issuance under the STG Group, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”). Such shares may be issued (a) in the form of restricted stock or dividend equivalent rights; (b) upon exercise of stock options or upon the vesting of restricted stock units or stock appreciation rights; or (c) upon settlement in stock of cash-based awards, in each case to be granted under the 2015 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of our common stock, par value $0.0001 per share (“Common Stock”), as may become issuable under the 2015 Plan as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the OTCQB Venture Marketplace on August 11, 2017.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by STG Group, Inc. (the “Company”) for the purpose of registering 500,000 additional shares of Common Stock available for issuance under the STG Group, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”). At the 2017 Annual Meeting of Stockholders held on June 13, 2017, the Company’s stockholders approved the Amendment to the Plan (the “Amendment”). The Company’s stockholders approved an increase to the number of shares of Common Stock reserved for issuance under the 2015 Plan to 1,788,564 shares, an increase of 500,000 shares over the number of shares previously authorized. The 500,000 shares registered pursuant to this Registration Statement consist of the 500,000 additional shares authorized for issuance under the Amendment.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 1,288,564 shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-211401) filed on May 16, 2016 (the “Original Registration Statement”). The contents of the Original Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Fairfax, Commonwealth of Virginia on August 17, 2017.

STG GROUP, INC.

By:	/s/ Charles L. Cosgrove
Charles L. Cosgrove
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Charles L. Cosgrove as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney- in- fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of August 17, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Philip E. Lacombe
Phillip E. Lacombe	President and Chief Operating Officer (principal executive officer)

/s/ Charles L. Cosgrove
Charles L. Cosgrove	Chief Financial Officer (principal financial officer)

/s/ David Pearson
David Pearson	Vice President and Controller

/s/ Simon S. Lee
Simon S. Lee	Chairman and Director

/s/ Damian Perl
Damian Perl	Director

/s/ Ronald R. Spoehel
Hon. Ronald R. Spoehel	Director

/s/ David C. Gompert
Hon. David C. Gompert	Director

/s/ Robert B. Murrett
Robert B. Murrett	Director

INDEX TO EXHIBITS

Unless otherwise indicated, each of the following exhibits has been previously filed with the Securities and Exchange Commission by the Registrant under File No. 1-36149.

Exhibit Number	Document	Incorporated by Reference to the Following Documents
5.1	Opinion of Morrison & Foerster LLP	Filed herewith
10.1	Global Defense & National Security Systems, Inc. 2015 Omnibus Incentive Plan, effective November 23, 2015	Annual Report on Form 10-K filed on March 30, 2016, Exhibit 10.35
10.2	Amendment to the STG Group, Inc. 2015 Omnibus Incentive Plan, effective June 13, 2017	Filed herewith
23.1	Consent of Morrison & Foerster LLP	Included in Exhibit 5.1
23.2	Consent of BDO USA LLP, Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney (included on signature page)